As filed with the Securities and Exchange Commission on September 23, 2004.

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CEC ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Kansas	48-0905805
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4441 West Airport Freeway, Irving, Texas 75062

(Address of principal executive offices and zip code)

CEC ENTERTAINMENT, INC.

2004 RESTRICTED STOCK PLAN

(Full title of the plan)

Richard M. Frank

Chairman of the Board and Chief Executive Officer

4441 West Airport Freeway

Irving, Texas 75062

(Name and address of agent for service)

(972) 258-8507

(Telephone number, including area code, of agent for service)

With a Copy to:

Ted S. Schweinfurth

Winstead Sechrest & Minick P.C.

5400 Renaissance Tower

1201 Elm Street

Dallas, Texas 75270

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount To be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.10 par value per share	500,000	$35.8788	$17,939,400.00	$2,272.92

(1)	Shares of common stock of CEC Entertainment, Inc., par value $0.10 per share (the “Common Stock”), being registered hereby relate to the CEC Entertainment, Inc. 2004 Restricted Stock Plan (the “Plan”). Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) promulgated under the Securities Act on the basis of the average of the high and low sale prices of the Common Stock on September 20, 2004, as reported on the New York Stock Exchange.

RE-OFFER PROSPECTUS

CEC ENTERTAINMENT, INC.

Common Stock, $0.10 par value per share

This prospectus relates to shares of common stock, $0.10 par value per share, of CEC Entertainment, Inc. which may be offered from time to time by the selling stockholders identified under the caption “Selling Stockholders” in this prospectus for their own accounts. Each of the selling stockholders will acquire the shares of common stock covered by this prospectus pursuant to the CEC Entertainment, Inc. 2004 Restricted Stock Plan (as amended, the “Plan”).

This prospectus has been prepared for the purpose of registering the shares of common stock under the Securities Act of 1933 (the “Securities Act”) to allow for future sale by the selling stockholders, on a continuous or delayed basis, to the public without restriction. Each selling stockholder and any participating broker or dealer may be deemed to be an “underwriter” within the meaning of the Securities Act, in which event any profit on the sale of shares by the selling stockholder and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

Our common stock is traded on the New York Stock Exchange under the symbol “CEC.” On September 20, 2004, the last reported sale price of our common stock was $36.02 per share.

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT.

YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of common stock we are offering, or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 23, 2004.

P-i

CEC ENTERTAINMENT, INC.

CEC Entertainment, Inc. was incorporated in the State of Kansas in 1980 and is engaged in the family restaurant/entertainment center business. As of June 27, 2004, we operated 430 Chuck E. Cheese’s ® restaurants, and our franchisees operated 49 restaurants.

Chuck E. Cheese’s restaurants offer a variety of pizza, a salad bar, sandwiches, appetizers and desserts and feature musical and comic entertainment by robotic and animated characters, family-oriented games, rides and arcade-style activities. The restaurants are intended to appeal to families with children between the ages of 2 and 12.

To maintain a unique and exciting environment in the restaurants, we believe it is essential to reinvest capital through the evolution of our games, rides and entertainment packages and continuing enhancement of our facilities. In 2000, we initiated a Phase III upgrade program that generally includes a new toddler play area, skill games and rides, kiddie games and rides, SkyTubes® enhancements, and prize area enhancements with ticket counting machines. We completed Phase III upgrades in 28, 105, 123 and 50 restaurants in 2000, 2001, 2002 and 2003, respectively, and completed this upgrade program in 2003.

In 2003, we also initiated a game rotation plan. The primary components of this plan are to provide new and transferred games and rides and enhanced consumer marketing materials including a new menu board. We are currently testing revisions to the building exterior along with interior enhancements in conjunction with a game rotation. We completed 33 game rotations in 2003 and plan to complete 60 to 80 game rotations in 2004.

In 2003, we also began a major remodel or reconfiguration plan in a select number of restaurants that are believed to have the greatest opportunity to significantly increase sales and provide an adequate return on investment. The primary components of a reconfiguration include a relocation of the dining and playroom areas, expansion of the space allocated to the game room, and an increase in the number of games. We completed three major remodels or reconfigurations in 2003 and have identified ten specific locations for a major remodel or reconfiguration including three franchise locations acquired in 2003.

Our principal offices are located at 4441 West Airport Freeway, Irving, Texas 75062 and our telephone number is (972) 258-8507.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. We believe these are the material risks currently facing our business. Our business, financial condition or results of operations could be materially adversely affected by these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. You should also refer to the other information included or incorporated by reference in this prospectus, including our financial statements and related notes.

We may not be able to implement successfully our growth strategies.

Our continued growth depends, to a significant degree, on our ability to implement successfully our growth strategies. Among such strategies, we plan to continue to open new stores in selected markets. The opening and success of new Chuck E. Cheese’s restaurant/entertainment centers will depend on various factors, including the availability of suitable sites, the negotiation of acceptable lease terms for such locations, the ability to meet construction schedules, the ability to manage such expansion and hire and train personnel, as well as general economic and business conditions. Our ability to open successfully new stores will also depend upon the availability of sufficient funds for such purpose, including funds from operations, our existing credit facility, future debt financings, future equity offerings or a combination thereof. There can be no assurance that we will be successful in opening and operating the number of anticipated new stores on a timely or profitable basis. Our growth is also dependent on management’s ability to evolve continually and update our concept to anticipate and respond to changing customer needs and competitive conditions. There can be no assurance that management will be able to anticipate successfully changes in competitive conditions or customer needs or that the market will accept our concepts.

The success of the restaurant/entertainment industry is dependent upon many factors, over which we have little or no control.

The restaurant/entertainment industry is affected by national, regional and local economic conditions, demographic trends and consumer tastes. The performance of individual restaurants may be affected by factors such as traffic patterns and the type, number and location of competing restaurants. Dependence on frequent deliveries of fresh food products also subjects food service businesses to the risk that shortages or interruptions in supply caused by adverse weather or other conditions could adversely affect the availability, quality and cost of ingredients. In addition, factors such as inflation, increased food, labor and employee benefit costs and the availability of experienced management and hourly employees may also adversely affect the restaurant industry in general and our restaurant/entertainment centers in particular. The entertainment industry is affected by many factors, including changes in customer preferences and increases in the type and number of entertainment offerings. Operating costs may also be affected by further increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar matters over which we have no control.

We may not be able to compete successfully with our competitors in the restaurant and entertainment center industries.

We believe that our combined restaurant/entertainment center concept puts us in a niche which combines elements of both the restaurant and entertainment industries. As a result, we, to some degree, compete with entities in both industries. Although other restaurant chains presently utilize the concept of combined family restaurant/entertainment operations, we believe these competitors operate primarily on a local or regional, market-by-market basis. Within the traditional restaurant sector, we compete with other casual restaurants on a nationwide basis. In addition to such national restaurant chains and regional and local restaurant/family entertainment competitors, we compete with other concepts that target the same consumer, including “fun centers.” These fun centers have experienced rapid expansion which has affected our historical performance. Our high operating leverage may make us particularly susceptible to competition. Such competitive market conditions, including the emergence of significant new competition, could adversely affect our ability to successfully increase our results of operations.

Our business depends on a limited number of key personnel, and the loss of any of these could materially and adversely affect our business.

The success of our business will continue to be highly dependent upon Richard M. Frank, our Chairman of the Board and Chief Executive Officer, Michael H. Magusiak, our President, and other members of our senior management. Although we have entered into employment agreements with each of Mr. Frank and Mr. Magusiak, the loss of the services of either of such individuals could have a material adverse effect upon our business and development. Our success will also depend upon our ability to retain and attract additional skilled management personnel to our senior management team and at our operational level. There can be no assurances that we will be able to retain the services of Messrs. Frank or Magusiak, senior members of our management team or the required operational support at the store level in the future.

Our success depends upon the success of our franchise operations.

Our success is also dependent, to some degree, upon our franchise operations and the manner in which our franchisees operate and develop their restaurant/entertainment centers to promote and develop our concept and our reputation for quality and value. Currently, 10% of our restaurant/entertainment centers are owned and operated by our franchisees. Although we have established criteria to evaluate prospective franchisees, there can be no assurance that current or prospective franchisees will have the business abilities or access to financial resources necessary to successfully develop or operate restaurant/entertainment centers in their franchise areas in a manner consistent with our concepts and standards.

We may be subject to adverse effects from potential negative publicity.

Our target market of 2 to 12 year old children and families with small children is potentially highly sensitive to adverse publicity. There can be no assurance that we will not experience negative publicity regarding one or more of our restaurant/entertainment centers. The occurrence of negative publicity regarding one or more of our locations could materially and adversely affect our image with our customers and our results of operations.

Our results of operations greatly fluctuate between quarters.

We have experienced, and in the future could experience, quarterly variations in revenues as a result of a variety of factors, many of which are outside our control, including the timing and number of new store openings, the timing of capital investments in existing stores, unfavorable weather conditions and natural disasters. We typically experience lower net sales in the second and fourth quarters than in the first and third quarters. If revenues are below expectations in any given quarter, our operating results would likely be materially adversely affected for that quarter.

We and our franchisees are subject to government regulation and failure to, or the inability to, comply with these regulations may adversely affect our business.

We and our franchisees are subject to various federal, state and local laws and regulations affecting operations, including those relating to the use of video and arcade games and rides, the preparation and sale of food, and those relating to building and zoning requirements. We and our franchisees are also subject to laws governing our relationship with employees, including minimum wage requirements, overtime, working and safety conditions and citizenship requirements. In addition, we are subject to regulation by the Federal Trade Commission and must comply with certain state laws which govern the offer, sale and termination of franchises and the refusal to renew franchises. Difficulties or failures in obtaining required licenses or other regulatory approvals could delay or prevent the opening of a new restaurant/entertainment center, and the suspension of, or inability to renew, a license or permit could interrupt operations at an existing restaurant.

Our stock price is volatile.

The price of our common stock has been volatile and can be expected to be significantly affected by factors such as:

•	quarterly variations in our results of operations;

•	quarterly variations in our competitors’ results of operations;

•	changes in earnings estimates or buy/sell recommendations by financial analysts;

•	the stock price performance of comparable companies; and

•	general market conditions or market conditions specific to particular industries.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on current expectations, estimates and projections about the industry in which we operate, management’s beliefs and assumptions made by management. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate” or “believe.” We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that these expectations will occur. Our actual future performance could differ materially from these statements. Factors that could cause or contribute to these differences include, but are not limited to,

•	uncertainties regarding the ability to open new stores;

•	our ability to acquire additional locations for stores on favorable terms;

•	our ability to enhance the performance of these acquired stores;

•	the results of our litigation;

•	interest rates; and

•	the other risks detailed from time to time in our Securities and Exchange Commission (the “Commission”) reports.

Additional factors that could cause our actual results to differ materially from our expectations are discussed under the section entitled “Risk Factors” and elsewhere in this prospectus. You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS

The shares of our common stock to which this prospectus relates are being registered for re-offers and resales by certain of our executive officers who will acquire shares of common stock pursuant to the Plan. As the names of such persons and the number of shares of common stock to be re-offered and resold become known, we will supplement this prospectus with such information.

PLAN OF DISTRIBUTION

Each selling stockholder may sell his or her shares of common stock covered by this prospectus for value from time to time in one or more transactions on the New York Stock Exchange, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling stockholders may effect such transactions by selling the shares of common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares of common stock for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

Each selling stockholder and any broker-dealer that participates in the distribution of the shares of common stock may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

In addition to the shares of common stock sold hereunder, the selling stockholders, may, at any time, sell any shares of common stock owned by them in compliance with all of the requirements of Rule 144 of the Securities Act, regardless of whether such shares are covered by this prospectus.

There is no assurance that the selling stockholders will sell all or any portion of the shares of common stock offered hereby or that the selling stockholders will transfer, devise or gift these shares by other means.

We will pay all expenses in connection with this offering and will not receive any proceeds from sales of any shares of common stock by the selling stockholders.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Winstead Sechrest & Minick P.C.

EXPERTS

The consolidated financial statements of CEC Entertainment, Inc. and our subsidiaries as of December 28, 2003 and December 29, 2002 and the related consolidated statements of earnings and comprehensive income, stockholders’ equity and cash flow for each of the three years in the period ended December 28, 2003 are incorporated by reference in this prospectus from our Form 10-K filed March 11, 2004. These financial statements have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. You should contact us at CEC Entertainment, Inc., Attention: Legal Department, 4441 West Airport Freeway, Irving, Texas 75062, telephone number (972) 258-8507 should you desire any of these documents.

The following documents, which we previously filed with the Commission pursuant to Sections 13 or 15 of the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated by reference into this prospectus:

(a)	our Annual Report on Form 10-K (File No. 001-13687) for the year ended December 28, 2003;

(b)	the portions of our proxy statement (File No. 001-13687) for our 2004 annual meeting of stockholders that have been incorporated by reference into our Annual Report on Form 10-K;

(c)	our Quarterly Reports on Form 10-Q, as amended (File No. 001-13687), for the quarters ended March 28, 2004 and June 27, 2004;

(d)	our Current Reports on Form 8-K (File No. 001-13687) filed on April 14, 2004 and July 14, 2004 (but specifically excluding those portions merely furnished to the Commission under Item 12 thereof); and

(e)	the description of our Common Stock contained in our registration statement on Form 8-A (File No. 001-13687) filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

Finally, we incorporate by reference in this prospectus all documents that we may file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. Those documents are a part of this prospectus from the date of filing. Any statement incorporated by reference in this prospectus shall be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. Any statement that is modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, proxy statements and other information we file at the Commission’s public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation and location of the public reference room. Our filings are also available to the public at the web site maintained by the Commission at http://www.sec.gov and at our web site at http://www.chuckecheese.com.

We have filed a registration statement on Form S-8 with the Commission to register the issuance of the common stock we are offering under the Plan. This prospectus is part of that registration statement. As allowed by the Commission’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Kansas General Corporation Code (the “KGCC”)

Section 17-6305(a) of the KGCC empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts (including attorneys’ fees) paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that he or she did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 17-6305(b) of the KGCC empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 17-6305(c) of the KGCC provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 17-6305, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Section 17-6305(d) of the KGCC provides that any indemnification under subsections (a) and (b) of Section 17-6305 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 17-6305. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) whether or not such a quorum is obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

Section 17-6305(e) of the KGCC provides that expenses incurred by an officer or director in defending any civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in Section 17-6305. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Articles of Incorporation

Our Articles of Incorporation (the “Articles”) provide that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, provided that the Articles do not eliminate liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock purchases or redemptions, pursuant to Section 17-6424 of the KGCC, or (iv) for any transaction from which the director derived an improper personal benefit. Further, our Articles provide that we may agree to the terms and conditions upon which any director, officer, employee or agent accepts his or her office or position and in our Bylaws, by contract or in any other manner may agree to indemnify and protect any director, officer, employee or agent of the corporation, or any other person who serves at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent permitted by the laws of the State of Kansas.

Bylaws

Our Bylaws provide that each person who is or was a director or officer of the corporation or is or was serving at our request as a director, officer, employee or agent of another entity (including the heirs, executors, administrators or estate of such person) shall be indemnified by us as of right to the full extent permitted or authorized by the laws of the State of Kansas, as now in effect and as hereafter amended (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than permitted prior thereto) against any liability, judgment, fine, amount paid in settlement, cost and expense (including attorneys’ fees) asserted or threatened against and incurred by such person in his or her capacity as or arising out of his or her status as a director or officer of the corporation or, if serving at our request, as a director, officer, employee or agent of another entity. The indemnification provisions of our Bylaws are not exclusive of any other rights to which those indemnified may be entitled under any other provision of our Bylaws or under any agreement, vote of stockholders or disinterested directors or otherwise, and shall not limit in any way any right which we may have to make different or further indemnification with respect to the same or different persons or classes of persons. Our Bylaws further provide that we will advance to any person entitled to indemnification thereunder such expenses and costs as such person may incur in connection with any matter, event, claim or cause of action for which indemnification is, or may be, available hereunder provided that such person agrees to return to us any such funds so advanced in the event that such person is not entitled to such indemnification.

In addition, our Bylaws provide that no person will be liable to us for any loss, damage, liability or expense suffered by him or her on account of any action taken or omitted to be taken by him or her as a director or officer of the corporation or of any other entity which he or she serves as a director, officer, employee or agent at our request, if such person (i) exercised the same degree of care and skill as a prudent person would have exercised under the circumstances in the conduct of his or her own affairs, or (ii) took or omitted to take such action in reliance upon advice of our counsel, or for such other entity, or upon statements made or information furnished by directors, officers, employees or agents of the corporation or for such other entity which he or she had no reasonable grounds to disbelieve.

Indemnification Agreements and Insurance

We have limited indemnification agreements with certain officers that are included in such officers’ employment agreements.

We also maintain a directors’ and officers’ liability insurance policy insuring our directors and officers against certain losses resulting from certain acts committed by them in their capacities as directors and officers of the corporation.

Commission Position on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXHIBIT A

CEC ENTERTAINMENT, INC.

2004 RESTRICTED STOCK PLAN

The CEC Entertainment, Inc. 2004 Restricted Stock Plan (hereinafter called the “Plan” as amended, from time to time) was adopted by the board of directors of CEC Entertainment, Inc., a Kansas corporation (hereinafter called the “Company”), on March 29, 2004.

ARTICLE 1

PURPOSE

The purpose of the Plan is to attract, retain, and reward the services of the employees of the Company and its Subsidiaries and to provide such persons with a proprietary interest in the Company through the granting of restricted stock, that will:

(a)	increase the interest of such persons in the Company’s welfare;

(b)	furnish an incentive to such persons to continue their services to the Company; and

(c)	provide a means through which the Company may attract able persons as employees.

ARTICLE 2

DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1 “Board” means the board of directors of the Company.

2.2 “Change of Control” means any of the following: (i) any consolidation, merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a consolidation, merger or share exchange of the Company in which the holders of the Company’s Common Stock immediately prior to such transaction have the same proportionate ownership of Common Stock of the surviving corporation immediately after such transaction; (ii) any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company; (iii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; (iv) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who were members of the Board for the immediately preceding two (2) years (unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such a period); (v) the acquisition of beneficial ownership (within the meaning of Rule 13d 3 under the Exchange Act,

Exhibit A-1

as defined in Section 2.10) of an aggregate of 30% of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the Exchange Act, as defined in Section 2.10) who beneficially owned less than 15% of the voting power of the Company’s outstanding voting securities on the date of this Plan, or the acquisition of beneficial ownership of an additional 15% of the voting power of the Company’s outstanding voting securities by any person or group who beneficially owned at least 15% of the voting power of the Company’s outstanding voting securities on the date of this Plan, provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a Change of Control hereunder if the acquiror is (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (B) a Subsidiary of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company or (C) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors; or (vi) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

2.3 “Code” means the Internal Revenue Code of 1986, as amended.

2.4 “Committee” means the committee appointed or designated by the Board to administer the Plan in accordance with Article 3 of this Plan.

2.5 “Common Stock” means the common stock of the Company, par value $ 0.10 per share, which the Company is currently authorized to issue or may in the future be authorized to issue.

2.6 “Date of Grant” means the effective date on which a Restricted Stock Award is made to a Participant as set forth in the applicable Restricted Stock Agreement.

2.7 “Director” means a member of the Board.

2.8 “Disability” means the “disability” of a person as defined in a then effective long-term disability plan maintained by the Company that covers such person, or if such a plan does not exist at any relevant time, “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code. Section 22(e)(3) of the Code provides that an individual is totally and permanently disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

2.9 “Employee” means a common law employee, including an employee who is also an Officer or Director, (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or any Subsidiary. “Employee” does not include Non-employee Directors.

2.10 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute. Reference in the Plan to any section of the Exchange Act shall be deemed to include any amendments or successor provisions to such section and rules and regulations relating to such section.

Exhibit A-2

2.11 “Fair Market Value” of a share of Common Stock is the mean of the highest and lowest value prices per share on the New York Stock Exchange Consolidated Tape, or such reporting service as the Committee may select, on the appropriate date, or in the absence of reported sales on such day, the most recent previous day for which sales were reported.

2.12 “Officer” means a person who is an “officer” of the Company or a Subsidiary within the meaning of Section 16 of the Exchange Act (whether or not the Company is subject to the requirements of the Exchange Act).

2.13 “Non-employee Director” means a member of the Board who is not an Employee.

2.14 “Participant” shall mean an Employee to whom a Restricted Stock Award is granted under this Plan.

2.15 “Regulation S-K” means Regulation S-K promulgated under the Securities Act, as it may be amended from time to time, and any successor to Regulation S-K. Reference in the Plan to any item of Regulation S-K shall be deemed to include any amendments or successor provisions to such item.

2.16 “Restriction Period” means the period during which the Common Stock under a Restricted Stock Award is nontransferable and subject to “Forfeiture Restrictions” as defined in Section 6.2 of this Plan and set forth in the Restricted Stock Agreement.

2.17 “Restricted Stock” means shares of Common Stock issued or transferred to a Participant pursuant to Section 6.1 of this Plan which are subject to restrictions or limitations set forth in this Plan and in the related Restricted Stock Agreement.

2.18 “Restricted Stock Agreement” means the written agreement evidencing the grant of a Restricted Stock Award executed by the Company and the Participant, including any amendments thereto. Each Restricted Stock Agreement shall be subject to the terms and conditions of the Plan.

2.19 “Restricted Stock Award” means an award granted under Section 6.1 of this Plan of shares of Common Stock issued to the Participant for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions and other terms and conditions as are established by the Committee.

2.20 “Securities Act” means the Securities Act of 1933, as amended, and any successor statute. Reference in the Plan to any section of the Securities Act shall be deemed to include any amendments or successor provisions to such section and any rules and regulations relating to such section.

2.21 “Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (iii) any partnership or limited liability

Exhibit A-3

company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above or any limited partnership listed in item (ii) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.22 “Termination of Service” occurs when a Participant shall cease to serve as an Employee for any reason.

ARTICLE 3

ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall consist of not fewer than two persons. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.

While the Common Stock of the Company is publicly traded, the Committee shall be a committee of the Board the members of which exhibit the independence necessary to comply with any applicable securities laws, the rules of any exchange upon which the Company’s securities are traded, Code section 162(m) and the Treasury Regulations promulgated thereunder, and any other applicable law, as necessary. The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

The Compensation Committee of the Board shall serve as the Committee unless and until such time as the Board appoints other members of the Board to serve as the Committee.

The Committee shall determine the Participants to whom Restricted Stock Awards shall be granted, and shall set forth in the Restricted Stock Agreement of each Participant the Restricted Stock Award, the Restriction Period, the Date of Grant, and such other terms, provisions, and limitations as are approved by the Committee, but not inconsistent with the Plan.

The Committee, in its discretion, shall (i) interpret the Plan, (ii) prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan, and (iii) make such other determinations and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties.

With respect to restrictions in the Plan that are based on the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, or any other applicable law, rule or restriction, to the extent that any such restrictions are no longer required by applicable law, the Committee shall have the sole discretion and authority to prescribe terms for Restricted Stock Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Restricted Stock Awards.

Exhibit A-4

ARTICLE 4

ELIGIBILITY

Any Employee whose judgment, initiative and efforts are expected to contribute to the successful performance of the Company is eligible to participate in the Plan. Restricted Stock Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee may determine. Except as required by this Plan, Restricted Stock Awards granted at different times need not contain similar provisions. The Committee’s determinations under the Plan (including without limitation recommendations regarding which Employees, if any, are to receive Restricted Stock Awards, the form, amount and timing of such Restricted Stock Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among Employees who receive, or are eligible to receive, Restricted Stock Awards under the Plan.

ARTICLE 5

SHARES SUBJECT TO PLAN

Shares to be issued may be made available from Common Stock held by the Company in its treasury or Common Stock that is newly issued; provided, however, that to the extent a Restricted Stock Award is made to a newly hired Employee as a condition of employment, only shares of Common Stock held by the Company in its treasury may be used.

Subject to adjustment as provided in Articles 9 and 10, the maximum number of shares of Common Stock that may be delivered pursuant to Restricted Stock Awards granted under the Plan is 500,000 shares. Shares of Common Stock previously subject to Restricted Stock Awards which are forfeited or terminated may be reissued pursuant to future Restricted Stock Awards.

ARTICLE 6

GRANT OF RESTRICTED STOCK AWARD

6.1 In General. The grant of a Restricted Stock Award shall be authorized by the Committee and shall be evidenced by a Restricted Stock Agreement setting forth the Restricted Stock, the Restriction Period, the Date of Grant, and such other terms, provisions, and limitations as are approved by the Committee, but not inconsistent with the Plan. The Company shall execute a Restricted Stock Agreement with a Participant after the Committee approves the issuance of a Restricted Stock Award.

Each Restricted Stock Agreement shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. The terms and conditions of such Restricted Stock Agreements may change from time to time and the terms and conditions of separate Restricted Stock Agreements need not be identical, but each such Restricted Stock Agreement shall be subject to the terms and conditions of this Article 6.

6.2 Forfeiture Restrictions. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Participant and to an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall be determined by the Committee, in its sole discretion, and the Committee may provide that the Forfeiture

Exhibit A-5

Restrictions shall lapse on the passage of time or the occurrence of such other event or events determined to be appropriate by the Committee. The Forfeiture Restrictions applicable to a particular Restricted Stock Award (which may differ from any other such Restricted Stock Award) shall be stated in the Restricted Stock Agreement.

6.3 Minimum Vesting Restrictions. Any provision contained in the Plan to the contrary notwithstanding, the Forfeiture Restrictions for any particular Restricted Stock Award shall not provide for a vesting period of less than one year nor more than five years.

6.4 Restricted Stock Awards. At the time any Restricted Stock Award is granted under the Plan, the Company and the Participant shall enter into a Restricted Stock Agreement setting forth each of the matters addressed in this Article 6 and such other matters as the Committee may determine to be appropriate. Shares of Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Participant of such Restricted Stock Award or by a book entry account with the Company’s transfer agent. The Participant shall have the right to receive dividends with respect to the shares of Common Stock subject to a Restricted Stock Award, to vote the shares of Common Stock subject thereto and to enjoy all other stockholder rights with respect to the shares of Common Stock subject thereto, except that, unless provided otherwise in the Restricted Stock Agreement, (i) the Participant shall not be entitled to delivery of the certificate evidencing the shares of Common Stock covered by a Restricted Stock Award until the Forfeiture Restrictions have expired, (ii) the Company or an escrow agent shall retain custody of the certificate evidencing the shares of Common Stock (or such shares shall be held in a book entry account with the Company’s transfer agent) until the Forfeiture Restrictions have expired, (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the shares of Common Stock until the Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award. At the time of such Restricted Stock Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to the Restricted Stock Award, including rules pertaining to the Participant’s Termination of Service prior to expiration of the Forfeiture Restrictions. Such additional terms, conditions or restrictions shall also be set forth in the Restricted Stock Agreement made in connection with the Restricted Stock Award.

6.5 Rights and Obligations of Participant. One or more stock certificates representing shares of Common Stock, free of Forfeiture Restrictions, shall be delivered to the Participant promptly after, and only after, the Forfeiture Restrictions have expired and Participant has satisfied all applicable federal, state and local income and employment tax withholding requirements. Each Restricted Stock Agreement shall require that (i) the Participant, by his or her acceptance of the Restricted Stock Award, shall irrevocably grant to the Company a power of attorney to transfer any shares so forfeited to the Company and agrees to execute any documents requested by the Company in connection with such forfeiture and transfer, and (ii) such provisions regarding transfers of forfeited shares of Common Stock shall be specifically performable by the Company in a court of equity or law.

6.6 Restriction Period. The Restriction Period for a Restricted Stock Award shall commence on the Date of Grant of the Restricted Stock Award and, unless otherwise established by the Committee and stated in the Restricted Stock Agreement, shall expire upon satisfaction of

Exhibit A-6

the conditions set forth in the Restricted Stock Agreement pursuant to which the Forfeiture Restrictions will lapse. The Committee may, in its sole discretion, accelerate the Restriction Period for all or a part of a Restricted Stock Award.

6.7 Securities Restrictions. The Committee may impose other conditions on any shares of Common Stock subject to a Restricted Stock Award as it may deem advisable, including (i) restrictions under applicable state or federal securities laws, and (ii) the requirements of any stock exchange or national market system upon which shares of Common Stock are then listed or quoted.

6.8 Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for shares of Common Stock received pursuant to a Restricted Stock Award; provided, that in the absence of such a determination, the Participant shall not be required to make any payment for shares of Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

6.9 Forfeiture of Restricted Stock. Subject to the provisions of the particular Restricted Stock Agreement, on Participant’s Termination of Service during the Restriction Period, the shares of Common Stock still subject to the Forfeiture Restrictions contained in the Restricted Stock Award shall be forfeited by the Participant. Upon any forfeiture, all rights of the Participant with respect to the forfeited shares of Common Stock subject to the Restricted Stock Award shall cease and terminate, without any further obligation on the part of the Company, except that if so provided in the Restricted Stock Agreement applicable to the Restricted Stock Award, the Company shall repurchase each of the shares of Common Stock forfeited for the purchase price per share paid by the Participant. The Committee will have discretion to determine the date of the Participant’s Termination of Service.

6.10 Lapse of Forfeiture Restrictions in Certain Events; Committee’s Discretion. Notwithstanding the provisions of Section 6.9 or any other provision in the Plan to the contrary, the Committee may, on account of the Participant’s Disability or otherwise, in its discretion and as of a date determined by the Committee, fully vest any or all Common Stock awarded to the Participant pursuant to a Restricted Stock Award, and upon such vesting, all Forfeiture Restrictions applicable to such Restricted Stock Award shall lapse or terminate; provided, however, that the Committee shall have no discretion to fully vest any Common Stock awarded unless the Participant has been continuously an Employee for at least one (1) year after the Date of Grant. The Committee shall have discretion to determine whether a Participant’s Termination of Service was as a result of Disability. Any action by the Committee pursuant to this Section 6.10 may vary among individual Participants and may vary among the Restricted Stock Awards held by any individual Participant.

6.11 Lapse of Forfeiture Restrictions Upon Death. Notwithstanding the provisions of Section 6.9 or any other provision in the Plan or the applicable Restricted Stock Agreement to the contrary, all Common Stock awarded to a Participant pursuant to a Restricted Stock Award shall fully vest upon the death of such Participant, and upon such vesting all Forfeiture Restrictions applicable to such Restricted Stock Award shall lapse or terminate; even though the Participant’s death occurs before he has been continuously an Employee for at least one (1) year after the Date of Grant.

Exhibit A-7

6.12 Withholding Taxes. The Committee may establish such rules and procedures as it considers desirable in order to satisfy any obligation of the Company to withhold applicable federal, state and local income and employment taxes with respect to the lapse of Forfeiture Restrictions applicable to Restricted Stock Awards. Prior to delivery of shares of Common Stock upon the lapse of Forfeitures Restrictions applicable to a Restricted Stock Award, the Participant shall pay or make adequate provision acceptable to the Committee for the satisfaction of all tax withholding obligations of the Company.

ARTICLE 7

AMENDMENT OR DISCONTINUANCE

Subject to the limitations set forth in this Article 7, the Board of Directors or the Committee may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that any amendment to the Plan must be approved by the stockholders of the Company if the amendment would (a) materially increase the aggregate number of shares of Common Stock which may be issued under the Plan, (b) materially modify the requirements as to eligibility for participation in the Plan, or (c) materially increase the benefits accruing to Participants under the Plan. Any such amendment shall, to the extent deemed necessary by the Committee, be applicable to any outstanding Restricted Stock Awards theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Restricted Stock Agreement. In the event of any such amendment to the Plan, the holder of any Restricted Stock Awards outstanding under the Plan shall, upon request of the Committee and as a condition to the applicable lapse of Forfeiture Restrictions thereon, execute a conforming amendment in the form prescribed by the Committee to any Restricted Stock Agreement relating thereto. Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this Article 7 shall adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Restricted Stock Awards theretofore granted under the Plan without the consent of the affected Participant.

ARTICLE 8

TERM

The Plan shall be effective as of the date that it is approved by the stockholders of the Company. After it has been approved by the stockholders of the Company, unless sooner terminated by action of the Board, the Plan will terminate on December 31, 2014, but Restricted Stock Awards granted before that date will continue to be effective in accordance with the terms and conditions of the respective Restricted Stock Agreement.

ARTICLE 9

CAPITAL ADJUSTMENTS

If at any time while the Plan is in effect, or Restricted Stock Awards are outstanding, there shall be any increase or decrease in the number of issued and outstanding shares of Common Stock resulting from (1) the declaration or payment of a stock dividend, (2) any recapitalization resulting in a stock split up, combination, or exchange of shares of Common Stock, or (3) other increase or decrease in such shares of Common Stock effected without receipt of consideration by the Company, then and in such event:

(a)	An appropriate adjustment shall be made in the maximum number of shares of Common Stock then subject to being awarded under the Plan and in the maximum number of shares of Common Stock that may be awarded to a Participant to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock shall continue to be subject to being so awarded.

Exhibit A-8

(b)	Appropriate adjustments shall be made in the number of outstanding shares of Restricted Stock with respect to which Forfeiture Restrictions have not yet lapsed prior to any such change.

Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of outstanding shares of Restricted Stock.

Upon the occurrence of each event requiring an adjustment with respect to any Restricted Stock Award, the Company shall communicate by reasonable means intended to reach each affected Participant its computation of such adjustment which shall be conclusive and shall be binding upon each such Participant.

ARTICLE 10

RECAPITALIZATION, MERGER AND CONSOLIDATION; CHANGE IN CONTROL

10.1 The existence of this Plan and Restricted Stock Awards granted hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure and its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

10.2 Subject to any required action by the stockholders, if the Company shall be the surviving or resulting corporation in any merger, consolidation or share exchange, any Restricted Stock Awards granted hereunder shall pertain to and apply to the securities or rights (including cash, property, or assets) to which a holder of the number of shares of Common Stock subject to the Restricted Stock Awards would have been entitled.

10.3 In the event of any merger, consolidation or share exchange pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for each share of Common Stock subject to the outstanding Restricted Stock Awards, that number of shares of each class of stock or other securities or that amount of cash, property, or assets of the surviving, resulting or consolidated company which were distributed or distributable to the stockholders of the Company in respect to each share of Common Stock held by them, such outstanding Restricted Stock Awards to be thereafter applicable to such stock, securities, cash, or property in accordance with their terms. Notwithstanding the foregoing, however, all such Restricted Stock

Exhibit A-9

Awards may be canceled by the Company as of the effective date of any such reorganization, merger, consolidation, or share exchange by giving notice to each holder thereof or his personal representative of its intention to do so and by permitting the purchase by the Company during the thirty (30) day period next preceding such effective date of all of the shares of Common Stock subject to such outstanding Restricted Stock Awards at a price equal to the Fair Market Value of such shares on the date of purchase.

10.4 In the event of a Change of Control, then, notwithstanding any other provision in this Plan to the contrary, all Restricted Stock Awards outstanding shall thereupon automatically be vested. The determination of the Committee that any of the foregoing conditions has been met shall be binding and conclusive on all parties.

ARTICLE 11

LIQUIDATION OR DISSOLUTION

In case the Company shall, at any time while any Restricted Stock Award under this Plan shall be in force and remain unexpired, (i) sell all or substantially all of its property, or (ii) dissolve, liquidate, or wind up its affairs, then each Participant shall be thereafter entitled to receive, in lieu of each share of Common Stock of the Company in which the Participant is vested, pursuant to the terms of the Participant’s Restricted Stock Agreement, as of the date the Company sells all or substantially all of its property, or dissolves, liquidates or winds up its affairs, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company. Notwithstanding the foregoing, the Committee may, in its sole and absolute discretion accelerate the vesting of any Participant’s Restricted Stock Award in connection with any sale, dissolution, liquidation, or winding up contemplated in this Article 11.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1 Investment Intent. The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the shares of Common Stock to be received from a Restricted Stock Award are being acquired for investment and not with a view to their distribution.

12.2 No Right to Continued Employment. Neither the Plan nor any Restricted Stock Award granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company or any Subsidiary.

12.3 Indemnification of Board and Committee. No member of the Board or the Committee, nor any Officer or Employee acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any Officer or Employee acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.

12.4 Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted a Restricted Stock

Exhibit A-10

Award or any other rights except as may be evidenced by a Restricted Stock Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

12.5 Severability And Reformation. The Company intends all provisions of the Plan to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of the Plan is too broad to be enforced as written, the court should reform the provision to such narrower scope as it determines to be enforceable. If, however, any provision of the Plan is held to be wholly illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable and severed, and the Plan shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions of the Plan shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

12.6 Governing Law. The Plan shall be construed and interpreted in accordance with the laws of the State of Kansas.

12.7 Compliance With Other Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of Common Stock under any Restricted Stock Award if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including without limitation Section 16 of the Exchange Act); and, as a condition of any sale or issuance of shares of Common Stock under a Restricted Stock Award, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant and exercise of Restricted Stock Awards hereunder, and the obligation of the Company to sell and deliver shares of Common Stock, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

12.8 Legend. Each certificate representing shares of Restricted Stock issued to a Participant shall bear the following legend, or a similar legend deemed by the Company to constitute an appropriate notice of the provisions hereof (any such certificate not having such legend shall be surrendered upon demand by the Company and so endorsed):

On the face of the certificate:

“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”

On the reverse:

“The shares of stock evidenced by this certificate are subject to and transferable only in accordance with that certain CEC Entertainment, Inc. 2004 Restricted Stock Plan, a copy of which is on file at the principal office of the Company in Irving, Texas. No transfer or pledge of the shares evidenced hereby may be made

Exhibit A-11

except in accordance with and subject to the provisions of said Plan. By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Plan.”

The following legend shall be inserted on a certificate evidencing Common Stock issued under the Plan if the shares were not issued in a transaction registered under the applicable federal and state securities laws:

“Shares of stock represented by this certificate have been acquired by the holder for investment and not for resale, transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”

A copy of this Plan shall be kept on file in the principal office of the Company in Irving, Texas.

Exhibit A-12

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933 (the “Securities Act”) is omitted from this registration statement on Form S-8 (this “Registration Statement”) in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”) as of their respective filing dates:

(a)	our Annual Report on Form 10-K (File No. 001-13687) for the year ended December 28, 2003;

(b)	the portions of our proxy statement (File No. 001-13687) for our 2004 annual meeting of stockholders that have been incorporated by reference into our Annual Report on Form 10-K;

(c)	our Quarterly Reports on Form 10-Q, as amended (File No. 001-13687), for the quarters ended March 28, 2004 and June 27, 2004;

(d)	our Current Reports on Form 8-K (File No. 001-13687) filed on April 14, 2004 and July 14, 2004 (but specifically excluding those portions merely furnished to the Commission under Item 12 thereof); and

(e)	the description of our Common Stock contained in our registration statement on Form 8-A (File No. 001-13687) filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable. Our Common Stock has been registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

KANSAS GENERAL CORPORATION CODE (the “KGCC”)

Section 17-6305(a) of the KGCC empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts (including attorneys’ fees) paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that he or she did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 17-6305(b) of the KGCC empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 17-6305(c) of the KGCC provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 17-6305, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Section 17-6305(d) of the KGCC provides that any indemnification under subsections (a) and (b) of Section 17-6305 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 17-6305. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) whether or not such a quorum is obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

Section 17-6305(e) of the KGCC provides that expenses incurred by an officer or director in defending any civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in Section 17-6305. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

ARTICLES OF INCORPORATION

Our Articles of Incorporation (the “Articles”) provide that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, provided that the Articles do not eliminate liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock purchases or redemptions, pursuant to Section 17-6424 of the KGCC, or (iv) for any transaction from which the director derived an improper personal benefit. Further, our Articles provide that we may agree to the terms and conditions upon which any director, officer, employee or agent accepts his or her office or position and in our Bylaws, by contract or in any other manner may agree to indemnify and protect any director, officer, employee or agent of the corporation, or any other person who serves at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent permitted by the laws of the State of Kansas.

BYLAWS

Our Bylaws provide that each person who is or was a director or officer of the corporation or is or was serving at our request as a director, officer, employee or agent of another entity (including the heirs, executors, administrators or estate of such person) shall be indemnified by us as of right to the full extent permitted or authorized by the laws of the State of Kansas, as now in effect and as hereafter amended (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than permitted prior thereto) against any liability, judgment, fine, amount paid in settlement, cost and expense (including attorneys’ fees) asserted or threatened against and incurred by such person in his or her capacity as or arising out of his or her status as a director or officer of the corporation or, if serving at our request, as a director, officer, employee or agent of another entity. The indemnification provisions of our Bylaws are not exclusive of any other rights to which those indemnified may be entitled under any other provision of our Bylaws or under any agreement, vote of stockholders or disinterested directors or otherwise, and shall not limit in any way any right which we may have to make different or further indemnification with respect to the same or different persons or classes of persons. Our Bylaws further provide that we will advance to any person entitled to indemnification thereunder such expenses and costs as such person may incur in connection with any matter, event, claim or cause of action for which indemnification is, or may be, available hereunder provided that such person agrees to return to us any such funds so advanced in the event that such person is not entitled to such indemnification.

In addition, our Bylaws provide that no person will be liable to us for any loss, damage, liability or expense suffered by him or her on account of any action taken or omitted to be taken by him or her as a director or officer of the corporation or of any other entity which he or she serves as a director, officer, employee or agent at our request, if such person (i) exercised the same degree of care and skill as a prudent person would have exercised under the circumstances in the conduct of his or her own affairs, or (ii) took or omitted to take such action in reliance upon advice of our counsel, or for such other entity, or upon statements made or information furnished by directors, officers, employees or agents of the corporation or for such other entity which he or she had no reasonable grounds to disbelieve.

INDEMNIFICATION AGREEMENTS AND INSURANCE

We have limited indemnification agreements with certain officers that are included in such officers’ employment agreements.

We also maintain a directors’ and officers’ liability insurance policy insuring our directors and officers against certain losses resulting from certain acts committed by them in their capacities as directors and officers of the corporation.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	CEC Entertainment, Inc. 2004 Restricted Stock Plan.*

4.2	Amended and Restated Articles of Incorporation of CEC Entertainment, Inc. (incorporated herein by reference to Exhibit 3(a) to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 4, 1999).

4.3	Bylaws of the Company, as amended on April 17, 2001 (incorporated herein by reference to Exhibit 4.3 to the Company’s Form S-8 filed on September 23, 2004 (file no. 333-119218)).

4.4	Specimen form of certificate representing $0.10 par value Common Stock (incorporated herein by reference to Exhibit 4(a) to the Company’s Annual Report on Form 10-K for the year ended December 28, 1990).

5.1	Opinion of Winstead Sechrest & Minick P.C.*

23.1	Consent of Winstead Sechrest & Minick P.C. (included in Exhibit 5.1).*

23.2	Consent of Deloitte & Touche LLP.*

24.1	Power of Attorney (included in the signature page of this Registration Statement).*

*	Filed herewith.

Item 9. Undertakings.

(1) We hereby undertake:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CEC Entertainment, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Irving, State of Texas, as of September 23, 2004.

CEC ENTERTAINMENT, INC.

By:	/s/ Richard M. Frank
Richard M. Frank, Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Richard M. Frank and Michael H. Magusiak, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of September 23, 2004.

/s/ Richard M. Frank	/s/ Cynthia I. Pharr Lee
Richard M. Frank, Chairman of the Board, Chief Executive Officer, and Director (Principal Executive Officer)	Cynthia I. Pharr Lee, Director

/s/ Michael H. Magusiak	/s/ Walter Tyree
Michael H. Magusiak, President and Director	Walter Tyree, Director

/s/ Richard T. Huston	/s/ Raymond E. Wooldridge
Richard T. Huston, Director	Raymond E. Wooldridge, Director

/s/ Tim T. Morris	/s/ Christopher D. Morris
Tim T. Morris, Director	Christopher D. Morris, Chief Financial Officer (Principal Financial Officer)

/s/ Louis P. Neeb
Louis P. Neeb, Director

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	CEC Entertainment, Inc. 2004 Restricted Stock Plan.*

4.2	Amended and Restated Articles of Incorporation of CEC Entertainment, Inc. (incorporated herein by reference to Exhibit 3(a) to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 4, 1999).

4.3	Bylaws of the Company, as amended on April 17, 2001 (incorporated herein by reference to Exhibit 4.3 to the Company’s Form S-8 filed on September 23, 2004 (file no. 333-119218)).

4.4	Specimen form of certificate representing $0.10 par value Common Stock (incorporated herein by reference to Exhibit 4(a) to the Company’s Annual Report on Form 10-K for the year ended December 28, 1990).

5.1	Opinion of Winstead Sechrest & Minick P.C.*

23.1	Consent of Winstead Sechrest & Minick P.C. (included in Exhibit 5.1).*

23.2	Consent of Deloitte & Touche LLP.*

24.1	Power of Attorney (included in the signature page of this Registration Statement).*

*	Filed herewith.